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                                                                    EXHIBIT 99.3

[LOGO]    Triad Hospitals, Inc.    News
================================================================================
                                                           FOR IMMEDIATE RELEASE

Investor Contact:                                                 Media contact:
Deborah Little                                             Patricia G. Ball, Ed.
D. Investor Relations Coordinator                      Vice President, Marketing
                                                                            & PR
and Executive Assistant to the CFO                                  972-789-2719
972-701-2259


                 TRIAD ANNOUNCES $2.4 BILLION ACQUISITION VALUE
                      AND 70.6 MILLION SHARES OUTSTANDING


DALLAS, TX (May 4, 2001) - Triad Hospitals, Inc. ("Triad" or "the Company") (NYSE: TRI) today announced the final total value of its April 27, 2001, acquisition of Quorum Health Group, Inc. ("Quorum"), including post-transaction allocations of cash, shares, stock options, debt, and assumed obligations, all made in accordance with the terms of the transaction.

The total value of the transaction was approximately $2.4 billion, including approximately $0.3 billion in cash and approximately $1.1 billion in Triad shares paid to former Quorum shareholders and option holders, plus approximately $1.0 billion in refinancing of debt and lease obligations and assumption of other liabilities and expenses.

The Company paid to former Quorum shareholders, and to former Quorum option holders who elected to receive cash and Triad stock in lieu of Triad options, $3.50 in cash plus .4107 shares of Triad stock for each share of Quorum stock. Triad's stock closed at $30.00 per share on April 26, the day before the transaction; it closed at $31.42 on April 27, the day of the transaction. For former Quorum option holders who elected to receive cash and Triad shares in lieu of Triad options, the basis in their Triad shares is expected to be $31.42 per share.

In order to pay the equity portion of the purchase price, the Company issued approximately 35.8 million new Triad shares to former Quorum shareholders and former Quorum option holders. Triad's shares outstanding now total approximately 70.6 million, including the new shares plus approximately 34.9 million shares outstanding prior to the transaction. Shares outstanding include
3.0 million shares held by the Company's Employee Stock Ownership Plan ("ESOP") that are included in basic earnings per share calculations to the extent they have been released to employees on a quarterly basis over ten years commencing June 1999.

The Company granted approximately 1.6 million new Triad options to former Quorum option holders who elected to receive Triad options in lieu of cash and shares. The Company also granted approximately 2.6 million new options under its Long Term Incentive Plan subsequent to the close of the acquisition. Options outstanding now total approximately 9.8 million, of which
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approximately 6.3 million are vested. The weighted average exercise price for the vested options is approximately $14.19 per share.

The Company had debt outstanding upon close of the transaction of approximately $1.9 billion, including $325 million of senior subordinated notes outstanding from before the acquisition, $600 million in new senior notes, $950 million in new bank term loans, and draws on a new $250 million revolving line of credit. The Company used the cash raised from its new debt to pay the cash portion of the purchase price, to refinance all of Quorum's debt (including its senior subordinated notes, its bank debt, and a lease facility), to refinance Triad's bank debt, to fund various other Quorum liabilities and obligations, and to pay expenses associated with the acquisition.

Triad owns and manages hospitals and ambulatory surgery centers in small cities and selected high-growth urban markets. With the acquisition of Quorum, Triad has 49 hospitals and 14 ambulatory surgery centers in 17 states with approximately 9,000 licensed beds. The Company completed a spin-off and began operations as an independent company on May 11, 1999.



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This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company", "Triad", and "Triad Hospitals, Inc." as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.

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